Exhibit 99.1

Summary of Conference Call regarding the Financial Results of Integral Systems for the Quarter ended June 30, 2005

Presented by Steven R. Chamberlain and Elaine Parfitt

1.	Introduction

•	Thanks.

•	Safe Harbor Provisions PSLRA (Private Securities Litigation Reform Act) 1995. (Except for statements of historical facts, Exhibit 99.1 contains forward-looking statements about the Company, including but not necessarily limited to financial projections, all of which are based on the Company’s current expectations. There is no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements appearing in this news release are subject to risks and uncertainties that may cause actual results to differ materially from such statements, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.)

•	A solid quarter with good trends in revenue and margin.

2.	Consolidated Financials (000’s Omitted)

	3 Months			9 Months
	2005	2004	% Chg	2005	2004	% Chg
Revenue	$25,379	$22,632	12%	$70,645	$65,195	8%
Op. Income	2,629	2,137	23%	7,529	6,747	12%
Net Income	1,864	1,384	35%	5,099	4,338	18%
EPS (diluted)	$0.18	$0.14	29%	$0.49	$0.43	14%

3.	Balance Sheet

$118 million book value; $11.30 per share (10.4 million shares)

$81 million tangible; $7.75 per share

$57 million cash and cash equivalents

$37 million accounts receivable down $2.5 million from September 30, 2004

4.	Segment Financials

•	The Company classifies its operations using four reportable segments.

•	These segments include:

•	Ground Systems – Government segment

•	Ground Systems – Commercial segment, including

•	Integral’s commercial division

•	ISI Europe subsidiary

•	Newpoint subsidiary

•	SAT subsidiary

•	Space Communications Systems segment, which represents our RT Logic subsidiary

•	Corporate – our “all other” category, which includes our product group and remaining antenna business. (This is a cost center not a profit center.)

•	For the time being, we’ll continue to provide financial information for Newpoint and SAT, although they’re no longer separate reportable segments.

3 Months [000’s omitted]

	Revenue Q3FY05	Revenue Q3FY04	Oper. Income Q3FY05	Oper. Income Q3FY04
Ground Systems – Govt.	$12,596	$12,288	$981	$1,361
Ground Systems – Commercial	4,990	4,260	413	(201)
Space Communications Systems	8,130	6,223	2,343	1,834
Corporate	1,539	2,252	(1,121)	(854)
Elimination	(1,876)	(2,391)	13	(3)

Total	$25,379	$22,632	$2,629	$2,137

Ground Systems – Comm.
Command & Control	3,157	2,701	360	126
Newpoint	914	646	26	11
SAT	1,173	992	10	(327)
Intra-Segment Elimination	(254)	(79)	17	(11)

Ground Systems – Comm.	4,990	4,260	413	(201)

9 Months [000’s omitted]

	Revenue Q3FY05	Revenue Q3FY04	Oper. Income Q3FY05	Oper. Income Q3FY04
Ground Systems – Govt.	$33,098	$32,662	$2,764	$3,459
Ground Systems – Commercial	13,587	12,886	370	(116)
Space Communications Systems	23,492	17,594	6,694	5,619
Corporate	5,819	7,784	(2,330)	(2,218)
Elimination	(5,351)	(5,732)	31	3

Total	$70,645	$65,194	$7,529	$6,747

Ground Systems – Comm.
Command & Control	8,846	8,275	731	414
Newpoint	2,490	2,028	113	29
SAT	2,733	3,450	(481)	(551)
Intra-Segment Elimination	(482)	(867)	7	(8)

Ground Systems – Comm.	13,587	12,886	370	(116)

5.	Analysis

•	A solid quarter

•	All of the ongoing operating units were profitable from an operating standpoint. (Inter-company loans show a paper loss at SAT, but Integral gets the money).

•	RT Logic continues to lead the way with outstanding performance, posting revenue of $8.1M and $2.3M in operating income for the quarter.

•	The Ground Systems – Government division also had a solid quarter posting revenue of $12.6M and $1.0M in operating income in Q3.

•	The Ground Systems – Communication division posted $5.0M in revenue and $413K in operating income with Newpoint and SAT contributing $26K and $10K respectively to operating income.

6.	Events

•	This was our best quarter ever for revenue and one of the top for earnings.

•	The Air Force ground systems business and RT Logic subsidiary continue to thrive.

•	All of our on-going operation units were profitable this quarter.

•	Draw back for the quarter: the remaining Antenna jobs incurred schedule delays and overruns negatively impacted operating income by approximately $400K in the quarter. We are making progress and will be out from under this business soon.

•	The NOAA/GBAACS claim was settled. DAPS claim is still pending.

•	Received a PRDA study contract to come up to speed on GPS III. ($1.2M)

•	BSAT contract award.

•	SAT award from Arrowhead for military customer.

•	Continued cash dividend payout - .04 per share to be paid ~ September 28, 2005.

7.	Looking Forward

Stock options: Change in GAAP forces us to expense stock options starting next fiscal year. Will create variable paper losses of 7 digits yearly, and make quarter to quarter comparisons difficult. We are recommending to board of directors to stop issuing options. We can then either vest all outstanding options immediately (one-time paper loss of about $1 M for the quarter), or let them vest naturally ($4 M paper loss over next 3 years). Board vote imminent.

•	Overall on track to make guidance or slightly exceed it. If we exceed, it shouldn’t be by much because Q4 last year was our most profitable ever.

•	FY06 and especially FY07 are looking very good, with significant increases in both revenues and margins.

•	PRDA study will put us in good shape to compete for GPS III in FY06, the next big contract on the horizon.

8.	Questions and Answers Session

9.	End Call